Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858/552-8146

Makinson Cowell (US)

NEWPORT CORPORATION REPORTS

FOURTH QUARTER AND FULL-YEAR 2005 RESULTS

- Earnings Per Diluted Share of $0.20 -

- Order Intake of $112.6 Million -

Irvine, California – January 25, 2006 – Newport Corporation (NASDAQ: NEWP) today reported financial results for its fourth quarter and year ended December 31, 2005, and provided guidance regarding its expected performance in the first quarter of 2006.

All statements in this press release refer to continuing operations unless otherwise indicated.

Newport reported income from continuing operations in the fourth quarter of $8.3 million, or $0.20 per diluted share. Sales in the fourth quarter of 2005 totaled $103.9 million, an increase of 5.4% over the sales of $98.6 million recorded in the fourth quarter of 2004. New orders received in the quarter totaled $112.6 million, an increase of 9.5% over the $102.8 million recorded in the fourth quarter of 2004. These orders resulted in a book-to-bill ratio of 1.08.

Robert G. Deuster, chairman and chief executive officer, said, “Our fourth quarter sales were within our forecasted range and our orders were stronger than expected. We enter 2006 with excellent momentum, including a backlog that is over $7 million higher than it was at the beginning of the fourth quarter of 2005, the majority of which is expected to ship in the next six to nine months. More importantly, we have been able to leverage our sales growth into significantly increased profitability. Our fourth quarter 2005 operating income was approximately 42% higher than our first quarter level on sales that were 5.7% higher, despite increased investment in research and development. In addition, our fourth quarter earnings per diluted share of $0.20 were above the high end of the guidance range we provided at the beginning of the quarter.”

In December 2005, Newport completed the previously announced sale of its robotic systems operations, which had been held for sale since the first quarter of 2005. This discontinued operation produced a net loss in the fourth quarter of $1.8 million, or $0.04 per diluted share. Including this loss, the company reported a net income for the fourth quarter of 2005 of $6.5 million, or $0.16 per diluted share.

For the year ended December 31, 2005, Newport reported sales of $403.7 million. This level reflects a 3.6% increase over the $389.6 million of sales that would have been recorded had Newport and Spectra-Physics been combined for all of 2004.

Newport reported income from continuing operations in 2005 of $25.7 million, or $0.60 per diluted share. These results were offset in part by a loss from the discontinued robotic systems operations of $17.0 million, or $0.40 per diluted share. In addition, in the first quarter of 2005 the company recorded an extraordinary gain of $2.9 million, or $0.07 per diluted share, from a favorable legal settlement. Including these items, Newport reported net income for 2005 of $11.6 million, or $0.27 per diluted share.

Total orders received in 2005 were $415.6 million, an increase of 3.1% over the $403.0 million in new orders the company would have recorded had Newport and Spectra-Physics been combined for all of 2004.

“We are encouraged by the momentum we built during the year in our sales and earnings per share from continuing operations, which increased sequentially in each quarter of 2005,” said Deuster. “In addition to the strong performance in a number of our individual product lines, we are pleased by the growth we saw during 2005 in our integrated solutions business. Our breadth of technologies and integration capabilities is unmatched in the photonics industry, enabling us to develop and build high-performance, light-based systems for our customers in a wide range of markets. We are pleased to report that orders for these combined technology solutions totaled more than $25 million last year, which we believe clearly shows that our customers are increasingly seeing the value we can provide to them with these products.”

“In 2006,” Deuster added, “our focus has shifted from the integration of Newport and Spectra-Physics to driving sales growth across all our individual product lines and our integrated solutions business. If we can deliver this sales growth, we believe that it will produce significant profit leverage for Newport in the future.”

Fourth quarter 2005 sales to customers in the scientific research and aerospace, defense and security markets totaled $39.9 million and represented approximately 38% of total sales. New orders received from customers in this market were $41.5 million, or approximately 37% of total new orders.

Fourth quarter 2005 sales to customers in the microelectronics market, which includes semiconductor capital equipment customers, were $29.0 million, or approximately 28% of total sales. New orders received from customers in this market in the fourth quarter totaled $33.5 million, or approximately 30% of total new orders. Deuster noted, “Orders from microelectronics customers increased over 24% in the fourth quarter compared with the third quarter of 2005. We believe that a continued strong activity level in this market will be a key factor in our ability to deliver our expected sales growth in 2006.”

Sales to customers in the life and health sciences market in the fourth quarter of 2005 were $15.0 million, or approximately 15% of total sales. New orders from customers in this market in the fourth quarter were $18.0 million, or approximately 16% of total new orders. The company highlighted its belief that the fourth quarter book-to-bill ratio of 1.20 in this market positions it well for sales growth in this market in 2006.

Sales to customers in all other end markets combined in the fourth quarter of 2005 were $20.0 million, or approximately 19% of total sales. New orders from customers in these markets in the fourth quarter were $19.6 million, or approximately 17% of total new orders.

The company’s gross profit for the fourth quarter of 2005 was $44.1 million, or 42.4% of total sales. Gross margin for all of 2005 was 41.9%.

Selling, general and administrative (SG&A) expenses for the fourth quarter of 2005 were $25.6 million, or 24.7% of net sales. SG&A decreased sequentially from the third quarter 2005 level of $26.0 million.

Research and development (R&D) expense for the fourth quarter of 2005 was $9.2 million, or 8.9% of net sales, a slight sequential increase from the third quarter 2005 level of $9.1 million. Deuster noted, “Over 25% or our revenue in 2005 resulted from products introduced in the past 24 months. We believe that this is directly attributable to the success of our R&D initiatives, and we will continue to increase our investment in this area.”

Interest and other expense, net, totaled $0.1 million for the fourth quarter of 2005. The reduction in net interest expense compared with the third quarter 2005 level was due primarily to higher interest income received on income tax refunds owed to the company and to higher yields on the company’s investments.

The company recorded income tax expense of $0.8 million in the fourth quarter, covering minimum required state and foreign tax payments, offset in part by the recognition of certain foreign deferred tax assets as their realizability was determined to be more likely than not, and by the favorable resolution of certain income tax contingencies. This resulted in an effective tax rate of approximately 8.3%, compared with the 13.9% rate in the third quarter of 2005.

Newport’s cash, cash equivalents and marketable securities at the end of the fourth quarter of 2005 totaled $71.0 million, reflecting an increase of $7.7 million during the quarter.

FIRST QUARTER 2006 BUSINESS OUTLOOK

The following statements are based on current expectations of the company’s management based on available information. These statements are forward-looking and actual results may differ materially as a result of the factors more specifically referenced below under the caption “SAFE HARBOR STATEMENT.”

Sales for the first quarter of 2006 are expected to be in the range of $102 million to $105 million. The company’s strong backlog entering the quarter and the strength in the microelectronics market is expected to offset most, if not all, of the expected normal reduced sales in the first quarter from seasonal slowness in the scientific research market.

Gross margin for the first quarter of 2006 is expected to be approximately 42.5%, but could vary slightly higher or lower depending on final revenue amount and mix of product sales.

SG&A expenses in the first quarter of 2006 will include an estimated $1.0 million of non-cash expense relating to stock options, which the company is required to begin expensing for the first time under SFAS No. 123R. Total SG&A expenses, including stock option expense, are expected to be in the range of $26.5 million to $27.5 million.

R&D expenses are expected to be in the range of $9.5 million to $10.0 million for the first quarter of 2006.

The company expects to incur interest and other expense, net, of approximately $0.6 million in the first quarter of 2006.

The company expects its income tax rate to be approximately 13% to 15% in the first quarter of 2006, due primarily to certain state minimum taxes and taxes in certain foreign jurisdictions.

The company expects its number of diluted common shares outstanding for the first quarter of 2006 to be in the range of 41.0 million to 41.5 million.

Based on the factors noted above, the company expects earnings per share in the first quarter of 2006 to be in the range of $0.11 to $0.14. This includes non-cash expense of approximately $0.02 to $0.03 per diluted share relating to stock options. Excluding this stock option expense, the company expects first quarter earnings per share to be in the range of $0.14 to $0.17.

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced-technology products and systems to the scientific research, microelectronics, life and health sciences, aerospace and defense/security and general industrial markets. The company provides components and integrated subsystems to manufacturers of semiconductor processing equipment, biomedical instrumentation and medical devices, advanced automated assembly and test systems to manufacturers of communications and electronics devices, and a broad array of high-precision systems, components and instruments to commercial, academic and government customers worldwide. Newport’s innovative solutions leverage its expertise in high-power semiconductor, solid-state and ultrafast lasers, photonics instrumentation, precision robotics and automation, sub-micron positioning systems, vibration isolation and optical subsystems to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s Midcap 400 Index and the Russell 2000 Index.

INVESTOR CONFERENCE CALL

Robert G. Deuster, chairman and chief executive officer, and Charles F. Cargile, senior vice president and chief financial officer, will host an investor conference call today, January 25, 2006, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s fourth quarter and full year results and outlook for the first quarter of 2006. The call will be open to all interested investors through a live audio Web broadcast via the Internet at http://www.newport.com/Investors and http://www.earnings.com. The call also will be available to investors and analysts by dialing (800) 662-5508 within the U.S. and Canada or (913) 981-5568 from abroad. The Webcast will be archived on both Web sites and can be reached through the same links. A telephonic playback of the conference call also will be available by calling (888) 203-1112 within the U.S. and Canada and (719) 457-0820 from abroad. Playback will be available beginning at 8:00 p.m. Eastern time (5:00 p.m. Pacific time) on January 25, 2006, through midnight Eastern time on Tuesday, January 31, 2006. The replay confirmation code is 3487492.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, including without limitation the statements under the heading “First Quarter 2006 Business Outlook” regarding Newport’s expected sales, gross margin, operating expenses, interest and other expense, net, income tax rate, number of diluted common shares and earnings per share for the first quarter of 2006 and the statements made by Robert G. Deuster regarding the company’s expected shipments of backlog, overall sales and profit growth potential, potential sales growth in its integrated solutions business and the microelectronics and life and health sciences markets, and from R&D spending levels that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. As discussed in Newport’s Annual Report on Form 10-K for the year ended January 1, 2005 and its Quarterly Report on Form 10-Q for the quarter ended October 1, 2005, assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the timing of acquisition activities and the amounts of charges associated with those activities; the ability of Newport’s management team to manage the combined operations of Newport and Spectra-Physics; the strength of business conditions in the industries Newport serves, particularly the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to the life and health sciences market; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products, particularly those targeting the company’s strategic markets, will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###

Newport Corporation

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Year Ended
(In thousands, except per share amounts)	December 31, 2005	January 1, 2005	December 31, 2005	January 1, 2005
Net sales	$103,862	$98,611	$403,733	$267,335
Cost of sales	59,790	65,070	234,480	178,335

Gross profit	44,072	33,541	169,253	89,000

Selling, general and administrative expense	25,632	40,309	101,834	86,231
Research and development expense	9,231	8,727	35,949	22,161

Operating income (loss)	9,209	(15,495)	31,470	(19,392)

Interest and other expense, net	(123)	(816)	(2,010)	(2,000)

Income (loss) from continuing operations before income taxes	9,086	(16,311)	29,460	(21,392)
Income tax provision (benefit)	751	(1,751)	3,746	(979)

Income (loss) from continuing operations	8,335	(14,560)	25,714	(20,413)

Loss from discontinued operations, net of income taxes	(1,796)	(52,193)	(16,973)	(61,023)
Extraordinary gain on settlement of litigation	—	—	2,891	—

Net income (loss)	$6,539	$(66,753)	$11,632	$(81,436)

Basic income (loss) per share:
Income (loss) from continuing operations	$0.21	$(0.34)	$0.62	$(0.50)
Loss from discontinued operations	(0.05)	(1.22)	(0.41)	(1.49)
Extraordinary gain on settlement of litigation	—	—	0.07	—

Net income (loss)	$0.16	$(1.56)	$0.28	$(1.99)

Diluted income (loss) per share:
Income (loss) from continuing operations	$0.20	$(0.34)	$0.60	$(0.50)
Loss from discontinued operations	(0.04)	(1.22)	(0.40)	(1.49)
Extraordinary gain on settlement of litigation	—	—	0.07	—

Net income (loss)	$0.16	$(1.56)	$0.27	$(1.99)

Shares used in computation of income (loss) per share:
Basic	39,821	42,687	41,281	40,838
Diluted	41,129	42,687	42,716	40,838
Other operating data:
New orders received during the period	$112,555	$102,819	$415,649	$282,204
Backlog at end of period scheduled to ship within 12 months			$107,015	$102,457

Newport Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	December 31, 2005	January 1, 2005
Assets
Current assets:
Cash and cash equivalents	$30,112	$41,443
Marketable securities	40,910	66,739
Accounts receivable, net	75,222	63,334
Notes receivable, net	5,170	6,891
Inventories	75,504	75,257
Deferred income taxes	2,077	—
Prepaid expenses and other current assets	8,544	8,710
Assets of discontinued operations	—	18,400

Total current assets	237,539	280,774
Property and equipment, net	50,424	55,577
Goodwill	173,440	176,235
Deferred income taxes	927	—
Intangible assets, net	50,840	54,420
Investments and other assets	16,236	11,462

	$529,406	$578,468

Liabilities and stockholders’ equity
Current liabilities:
Short-term obligations	$12,559	$17,186
Accounts payable	24,716	23,018
Accrued payroll and related expenses	20,178	20,619
Accrued expenses and other current liabilities	28,516	31,442
Accrued restructuring costs	1,122	2,672
Obligations under capital leases	77	161
Liabilities of discontinued operations	—	3,474

Total current liabilities	87,168	98,572
Long-term debt	49,996	46,716
Obligations under capital leases, less current portion	1,299	1,576
Accrued pension, restructuring costs and other liabilities	14,360	16,095

Stockholders’ equity	376,583	415,509

	$529,406	$578,468